Exhibit (a)(1)(TTT)

THE HIGH COURT

2013 No 52 IA
MONDAY THE 3RD DAY OF JUNE 2013

BEFORE MR JUSTICE HOGAN

IN THE MATTER OF AN INTENDED ACTION

BETWEEN
ELAN CORPORATION PLC
INTENDED PLAINTIFF
AND

ECHO PHARMA ACQUISITION LIMITED

INTENDED DEFENDANT

Upon Motion of Counsel for the intended Plaintiff made ex parte to the Court this day and upon reading the draft Plenary Summons herein the Affidavit of John Given sworn this day and the exhibits referred to in said Affidavit and upon hearing said Counsel
And the intended Plaintiff by said Counsel undertaking to cause a Plenary Summons to be issued forthwith in the terms of said draft Summons and to abide by any Order which this Court may hereafter make as to damages in the event of this Court being of opinion that the intended Defendant its agents or servants or any of them shall have suffered any damage by reason of this Order which the intended Plaintiff ought to pay
IT IS ORDERED that the Intended Defendant, its servants or agents, or any persons acting in concert with them or with knowledge of the making of this order, is prohibited from further publishing (or sending to Elan shareholders or ADR holders) the Proxy Statement which the Intended Defendant filed with the Securities and Exchange Commission in the US at 10.18 pm GMT on Friday, 31 May 2013 until after 6pm this evening

THE HIGH COURT

And IT IS ORDERED that the intended Plaintiff’s Solicitor be at liberty to notify the making of this Order forthwith to the intended Defendant by telephone to Mathesons, Solicitors, Solicitors for the Intended Defendant, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

Liberty to the said Intended Defendant to apply to amend this Order at 6pm this evening on one hours notice to Messrs A & L Goodbody Solicitors for the Intended Plaintiff
And in the event that the said Intended Defendant does not apply to Court this evening at 6pm this matter stands adjourned before this Court (The Honourable Mr Justice Gerard Hogan) on Tuesday the 4th day of June 2013 at 10.30 am

MARIANNE WHITE REGISTRAR Perfected 3rd June 2013

A & L Goodbody
Solicitors for the intended Plaintiff

COPY WHICH I ATTEST ___________________________ OR REGISTRAR